Exhibit 99.1

                NEW WORLD NAMES INDUSTRY VETERAN WEDO TO CEO POST

     EATONTOWN,  NJ (7/18/01)--New World  Coffee-Manhattan  Bagel, Inc. (NASDAQ:
NWCI), the nation's largest bagel bakery chain and a leading "fast casual" restaurant company, today announced that former Boston Market and KFC executive Anthony D. Wedo, 42, has been named Chief Executive Officer. Current CEO Ramin Kamfar will retain the title of Chairman of the Board of Directors and will focus on strategic and financing issues.

     With the recent acquisition of the assets of Einstein/Noah Bagel Corp., New World presides over a network of nearly 800 company-operated, franchised and licensed retail locations in 34 states and the District of Columbia, and also operates manufacturing facilities on both coasts.

     Wedo comes to New World with more than 17 years experience in the foodservice and franchise industries. From 1994 through 1997, he served as President and CEO of Mid-Atlantic Restaurant Systems, a Boston Market franchisee which he built from a startup operation into the most profitable Boston Market franchise system with 175-units in seven states and annualized sales of over $250 million. In 1996, Boston Market awarded Wedo nine category leadership awards including highest sales, highest profits, and Area Developer of the Year, and subsequently purchased the company.

     From 1988 through 1993, Wedo was employed by Pepsico Inc.'s KFC division, most recently as the chain's youngest Division Vice President, directing an Orlando-based unit with more than 1,200 stores in 15 states generating $750 million in annual sales. While in that position, he increased the division's cash flow from 7% to 13% of sales, developed the chain's in-counter and buffet service system, and served on the new product development team where he was responsible for the national launch of the Rotisserie Gold product.

     In 1997, Wedo was named an "Entrepreneur of the Year" in an Ernst & Young, NASDAQ, USA Today and Merrill Lynch competition. Since 1998, Wedo has served as CEO and Managing Partner of the Atlantic Restaurant Group, a venture group focused on acquiring high-growth restaurant concepts.

     "Tony Wedo is a strong restaurant operator with great exposure to the fast casual segment, and experience building and operating significant organizations," said Kamfar. "His operations, franchising, development and fast casual experience will all be key in enabling New World to execute its plans to establish itself as a leading $1 billion-plus player in the fast casual restaurant segment."

     Commenting on his role with New World, Wedo said, "Having worked in the restaurant industry all my life, I am very excited to become part of an organization that has a unique opportunity for leadership within two segments. We dominate the bagel bakery industry and are already a leading player in fast casual restaurant segment. The opportunity is to expand our platform from $400 million-plus in sales today to more than $1 billion over a relatively short period of time. I look forward to helping New World capitalize on this opportunity."

     New World Coffee-Manhattan Bagel, Inc. currently franchises, licenses or owns stores in 34 states and Washington, D.C. The Company is vertically integrated in bagel dough manufacturing and coffee roasting, with plants in New Jersey, California and Connecticut.

                                     *****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.

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PRESS CONTACTS:  At New World, Ramin Kamfar,  Chairman,  (732) 544-0155; or Bill
Parness,  Parness  &  Associates  Public  Relations,   (732)  290-0121;  e-mail:
parnespr@optonline.net; at Einstein/Noah Bagel Corp., Stacie Lange, Manager of Public Relations, (303) 568-8126